EXHIBIT 10.4
EMERGE ENERGY SERVICES LP
DIRECTOR COMPENSATION PROGRAM

This Emerge Energy Services LP (the “Partnership”) Director Compensation Program (this “Program”) for Directors (as defined below), shall be effective as of January 9, 2015.
Definitions
For purposes of this Program, the following definitions shall apply. Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Emerge Energy Services LP 2013 Long-Term Incentive Plan (the “Plan”).
“Board” means the board of directors of the GP.
“Directors” means the non-employee directors of the Board who are not affiliated with the Partnership, the GP or Insight Equity.
“GP” means Emerge Energy Services GP, LLC, the general partner of the Partnership.
“Insight Equity” means Insight Equity Management Company LLC and its affiliated investment funds and its controlling equity owners.
“IPO” means the closing of the Partnership’s initial public offering of its common units.
Cash Compensation
Effective as of January 9, 2015, annual retainers will be paid in the following amounts to Directors:

Director:	$50,000
Chair of any Board committee, other than a special committee:	$10,000
Member (other than Chair) of any Board committee, other than a special committee:	$2,500

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter. Annual retainers will be pro-rated to reflect any partial year of service.
Equity Compensation

Annual Restricted Unit Grant:
Each Director who is serving on the Board as of an anniversary of the IPO shall be granted Restricted Units with a value of $75,000 on such date (the “Annual Restricted Unit Grant”).

The Annual Restricted Unit Grant shall be granted on the date of the applicable anniversary of the IPO, and shall vest in full on the first (1st) anniversary of the date of grant, subject to continued service through the vesting date.

Initial Restricted Unit Grant:
Each Director who is initially elected or appointed to serve on the Board after the IPO shall be granted Restricted Units with a value equal to the product of (i) $75,000 on the date of such initial election or appointment multiplied by (ii) the fraction obtained by dividing (A) (1) twelve minus (2) the number of full months elapsed between the date of the immediately preceding anniversary of the IPO and the date of such initial election or appointment by (B) twelve (the “Initial Restricted Unit Grant”).

The Initial Restricted Unit Grant shall be granted on the date of the applicable Director’s initial election or appointment to serve on the Board and shall vest in full on the anniversary of the IPO immediately following the applicable grant date, subject to continued service through the vesting date.

Miscellaneous
All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Restricted Units and Common Units hereby are subject in all respects to the terms of such Plan (as applicable). The grant of any Restricted Unit under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.
Effectiveness, Amendment, Modification and Termination
This Program was initially effective upon the IPO, and as amended shall become effective as of January 9, 2015. This Program may be amended, modified or terminated by the Board in the future at its sole discretion. No Director shall have any rights hereunder, except with respect to any Restricted Unit granted pursuant to the Program.